Exhibit 99.1

Keith Bair, Senior Vice President and CFO

keith.bair@FARO.com, 407-333-9911

FARO Reports 2010 Sales Growth of 29.9%

2010 Orders Growth of 30.5%

Net Income of $11.1 million

LAKE MARY, FL, February 23, 2011 – FARO Technologies, Inc. (NASDAQ: FARO) today announced results for the fourth quarter ended December 31, 2010. Sales in the fourth quarter of 2010 increased 27.1%, to $58.5 million, from $46.0 million in the fourth quarter of 2009. The Company reported net income of $4.8 million, or $0.29 per share, compared to a net loss of $0.04 per share in the fourth quarter of 2009.

Fiscal 2010 sales were $191.8 million, an increase of 29.9%, compared to fiscal 2009 sales of $147.7 million. New order bookings for fiscal 2010 were $197.9 million, an increase of 30.5%, from $151.7 million in fiscal 2009. Net income for fiscal 2010 was $11.1 million compared to net loss of $10.6 million in fiscal 2009.

New order bookings for the fourth quarter of 2010 were $67.4 million, an increase of $14.3 million, or 26.9%, compared to $53.1 million in the fourth quarter of 2009.

“The fourth quarter was extremely strong for us, a significant accomplishment compared to the fourth quarter of 2009 when sales started to improve,” stated Jay Freeland, FARO’s President and CEO. “Asia continued its rapid expansion, growing sales 43% in the fourth quarter and more than 50% for the year. We finished 2010 with approximately $23 million in backlog, our highest level ever, providing a solid foundation for the first quarter of 2011. Finally, the launch of the new Focus 3D Laser Scanner exceeded our expectations. Orders for the Focus in the fourth quarter of 2010 were substantially higher than any total year for the previous laser scanner models. We believe this reflects the disruptive nature of this product, with its cutting edge performance and market-leading size, weight, ease of use and price.”

Gross margin for the fourth quarter of 2010 was 59.0%, compared to 55.4% in the fourth quarter of 2009. Gross margin increased primarily due to an increase in the proportion of higher margin product sales relative to lower margin service revenue.

“Overall, 2010 was an outstanding year. We had excellent sales growth and ground-breaking product introductions. We capitalized on the cost leverage we created in 2009 which added substantially to the bottom line and also allowed for the introduction of both the FARO Focus 3D and the FARO AMP. The Company is positioned well for 2011, with equally exciting product introductions lined-up and additional capacity to leverage our structure. We did not issue any guidance in 2009 and 2010 and we will not be issuing specific guidance for 2011. However, we maintain the view that our markets remain highly underpenetrated and we believe we have the ongoing opportunity to achieve the annual 20-25% sales growth rates we historically achieved. Our top priority continues to be strengthening our position as the leader in this space,” Freeland concluded.

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties, such as statements about FARO’s focus, plans and strategies, and its future operating results and financial condition. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “intend,” “believe,” “will,” “expect” and similar expressions or discussions of our strategy or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	development by others of new or improved products, processes or technologies that make the Company’s products obsolete or less competitive;

•	the cyclical nature of the industries of the Company’s customers and material adverse changes in customers’ access to liquidity and capital;

•

declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financing conditions;

•	fluctuations in the Company’s annual and quarterly operating results and the inability to achieve its financial operating targets;

•

risks associated with expanding international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, compliance with import and export regulations, and the burdens and potential exposure of complying with a wide variety of U.S. and foreign laws and labor practices;

•	other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

About FARO

With over 20,000 installations and 11,000 customers globally, FARO Technologies, Inc. designs, develops, and markets portable, computerized measurement and imaging devices and software used to create digital models — or to perform evaluations against an existing model — for anything requiring highly detailed 3-D measurements, including part and assembly inspection, factory planning and asset documentation, as well as specialized applications ranging from surveying, recreating accident sites and crime scenes to digitally preserving historical sites.

FARO’s technology increases productivity by dramatically reducing the amount of on-site measuring time, and the various industry-specific software packages enable users to process and present their results quickly and more effectively.

Principal products include the world’s best-selling portable measurement arm — the FaroArm; the world’s best-selling laser tracker — the FARO Laser Tracker X and Xi; the FARO Laser ScanArm; FARO Photon Laser Scanners; the FARO Gage, Gage-PLUS and PowerGAGE; and the CAM2 Q family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO-9001 certified and ISO-17025 laboratory registered.

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FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
(in thousands, except share and per share data)	Dec 31, 2010	Dec 31, 2009	Dec 31, 2010	Dec 31, 2009
SALES
Product	$49,456	$38,422	$157,331	$117,714
Service	9,059	7,604	34,444	29,989

Total Sales	58,515	46,026	191,775	147,703

COST OF SALES
Product	17,775	15,646	54,571	46,293
Service	6,204	4,897	23,806	20,702

Total Cost of Sales (exclusive of depreciation and amortization, shown separately below)	23,979	20,543	78,377	66,995

GROSS PROFIT	34,536	25,483	113,398	80,708

OPERATING EXPENSES:
Selling	15,710	12,164	50,679	48,598
General and administrative	7,300	6,365	26,776	24,956
Depreciation and amortization	1,492	1,440	6,326	5,530
Research and development	3,854	3,047	12,690	12,613

Total operating expenses	28,356	23,016	96,471	91,697

INCOME (LOSS) FROM OPERATIONS	6,180	2,467	16,927	(10,989)

OTHER (INCOME) EXPENSE
Interest income	(22)	(28)	(105)	(253)
Other (income) expense, net	983	(233)	2,783	(592)
Interest expense	3	5	34	14

INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	5,216	2,723	14,215	(10,158)

INCOME TAX EXPENSE	377	3,344	3,147	424

NET INCOME (LOSS)	$4,839	$(621)	$11,068	$(10,582)

NET INCOME (LOSS) PER SHARE - BASIC	$0.30	$(0.04)	$0.69	$(0.66)

NET INCOME (LOSS) PER SHARE - DILUTED	$0.29	$(0.04)	$0.68	$(0.66)

Weighted average shares - Basic	16,179,531	16,101,412	16,153,831	16,125,449

Weighted average shares - Diluted	16,424,638	16,101,412	16,365,826	16,125,449

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	December 31, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$50,722	$35,078
Short-term investments	64,986	64,986
Accounts receivable, net	51,862	42,944
Inventories, net	28,242	26,582
Deferred income taxes, net	4,455	4,473
Prepaid expenses and other current assets	8,045	6,016

Total current assets	208,312	180,079

Property and Equipment:
Machinery and equipment	24,840	19,867
Furniture and fixtures	5,700	5,225
Leasehold improvements	9,682	9,434

Property and equipment at cost	40,222	34,526
Less: accumulated depreciation and amortization	(24,982)	(20,788)

Property and equipment, net	15,240	13,738

Goodwill	19,015	19,934
Intangible assets, net	7,204	7,985
Service inventory	13,726	12,079
Deferred income taxes, net	2,522	1,895

Total Assets	$266,019	$235,710

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$12,025	$8,985
Accrued liabilities	15,208	8,173
Income taxes payable	1,138	229
Current portion of unearned service revenues	13,357	12,226
Customer deposits	3,679	2,173
Current portion of obligations under capital leases	91	80

Total current liabilities	45,498	31,866
Unearned service revenues - less current portion	6,758	5,910
Deferred income taxes, net	1,161	1,143
Obligations under capital leases - less current portion	125	193

Total Liabilities	53,542	39,112

Shareholders’ Equity:
Common stock - par value $.001, 50,000,000 shares authorized; 16,894,374 and 16,795,289 issued; 16,214,139 and 16,115,054 outstanding, respectively	17	17
Additional paid-in-capital	156,310	152,380
Retained earnings	57,983	46,915
Accumulated other comprehensive income	7,242	6,361
Common stock in treasury, at cost - 680,235 shares	(9,075)	(9,075)

Total Shareholders’ Equity	212,477	196,598

Total Liabilities and Shareholders’ Equity	$266,019	$235,710

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(in thousands)	2010	2009	2008
CASH FLOWS FROM:
OPERATING ACTIVITIES:
Net income (loss)	$11,068	$(10,582)	$13,952
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,326	5,530	4,505
Compensation for stock options and restricted stock units	2,392	2,449	2,237
Provision for bad debts	2,408	1,852	1,092
Deferred income tax (benefit) expense	(693)	1,986	(1,972)
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	(13,018)	5,769	2,993
Inventories, net	(6,273)	8,301	(6,429)
Prepaid expenses and other current assets	(2,172)	1,964	(1,187)
Income tax benefit from exercise of stock options	(133)	(4)	(45)
Increase (decrease) in:
Accounts payable and accrued liabilities	10,435	(7,891)	(5,317)
Income taxes payable	829	(1,749)	(355)
Customer deposits	1,474	1,736	82
Unearned service revenues	2,338	(396)	3,710

Net cash provided by operating activities	14,981	8,965	13,266

INVESTING ACTIVITIES:
Purchases of property and equipment	(4,047)	(3,387)	(9,705)
Payments for intangible assets	(979)	(670)	(3,766)
Purchases of short-term investments	—	(64,986)	(81,965)
Proceeds from sales of short-term investments	—	81,965	77,375

Net cash (used in) provided by investing activities	(5,026)	12,922	(18,061)

FINANCING ACTIVITIES:
Proceeds from notes payable	2,490	—	—
Payments on notes payable	(2,490)	—	—
Payments on capital leases	(84)	(88)	(11)
Income tax benefit from exercise of stock options	133	4	45
Purchases of treasury stock	—	(8,829)	(95)
Proceeds from issuance of stock, net	1,405	83	92

Net cash provided by (used in) financing activities	1,454	(8,830)	31

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	$4,235	$(1,473)	$2,460

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	15,644	11,584	(2,304)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	35,078	23,494	25,798

CASH AND CASH EQUIVALENTS, END OF PERIOD	$50,722	$35,078	$23,494